EXHIBIT 15(b)




          Texas Utilities Company:

          We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim condensed consolidated financial information of ENSERCH Corporation and subsidiaries for the periods ended March 31, 1997 and 1996, June 30, 1997 and 1996, and September 30, 1997 and 1996
          as indicated in our reports dated May 7, 1997, August 13, 1997 and November 12, 1997; because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our reports referred to above, which were included in the Quarterly Reports on Form 10-Q of ENSERCH Corporation for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, are being incorporated by reference in Registration Statement No. 333-12391 on Form S-4 and Registration Statement No. 333-32831 on Form S-3.

          We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


          /s/ Deloitte & Touche LLP

          Dallas, Texas
          December 8, 1997